                                                                   EXHIBIT 10-25

                                  IMPERIAL BANK
                                   Member FDIC


                                      NOTE

$1,000,000.00     Los Angeles, California,               September 6, 1995

On October 1, 2000, and as hereinafter provided, for value received, the undersigned promises to pay to IMPERIAL BANK ("Bank"), a California banking corporation, or order at its Los Angeles Regional office, the principal sum of $1,000,000.00 or such sums up to the maximum if so stated, as the Bank may now or hereafter advance to or for the benefit of the undersigned in accordance with the terms hereof, together with interest from date of disbursement or N/A , whichever is later, on the unpaid principal balance ____ at the rate of ___% per year X at the rate of 1.250% per year in excess of the rate of interest which Bank has announced as its prime lending rate (the "Prime Rate"), which shall vary concurrently with any change in such Prime Rate, or $250.00, whichever is greater. Interest shall be computed at the above rate on the basis of the actual number of days during which the principal balance is outstanding, divided by 360, which shall, for interest computation purposes, be considered one year.

Interest shall be payable _X_ monthly __ quarterly __ included with principal _X_ in addition to principal, beginning November 1, 1995, and if not so paid shall become a part of the principal. All payments shall be applied first to interest, and the remainder, if any, on principal, __X__ (if checked), Principal shall be payable in installments of $16,667.00, or more, each installment on the 1st day of each month, beginning November 1, 1995. Advances not to exceed any unpaid balance owing at any one time equal to the maximum amount specified above, may be made at the option of Bank.

         Any partial prepayment shall be applied to the installments, if any, in inverse order of maturity. Should default be made in the payment of principal or interest when due, or in the performance or observance, when due, of any item, covenant or condition of any deed of trust, security agreement or other agreement (including amendments or extensions thereof) securing or pertaining to this note, at the option of the holder hereof and without notice or demand, the entire balance of principal and accrued interest then remaining unpaid shall (a) become immediately due and payable, and (b) thereafter bear interest, until paid in full, at the increased rate of 5% per year in excess of the rate provided for above, as it may vary from time to time.

         Defaults shall include, but not be limited to, the failure of the maker
(a) to pay principal or interest when due; the filing as to each person obligated hereon, whether as maker, co-maker, endorser or guarantor (individually or collectively referred to as the "Obligor") of a voluntary or involuntary petition under the provisions of the Federal Bankruptcy Act; the Issuance of any attachment or execution against any asset of any Obligor; the death of any Obligor; or any deterioration of the financial condition of any Obligor which results in the holder hereof considering itself, in good faith, insecure.

         If any installment payment or principal balance payment due hereunder is delinquent ten or more days, Obligor agrees to pay a late charge in the amount of 5% of the payment so due and unpaid. In addition to the payment; but nothing in this paragraph is to be construed as any obligation on the part of the holder of this note to accept payment of any installment past due or less than the total unpaid principal balance after maturity.

         If this note is not paid when due, each Obligor promises to pay all costs and expenses of collection and reasonable attorney's fees incurred by the holder hereof on account of such collection, plus interest at the rate applicable to principal, whether or not suit is filed hereon. Each Obligor shall be jointly and severally liable hereon and consents to renewals, replacements and extensions of time for payment hereof, before, at, or after maturity; consents to the acceptance, release or substitution of security for this note; and waives demand and protest and the right to assert any statute of limitations. Any married person who signs this note agrees that recourse may be had against separate property for any obligations hereunder. The indebtedness evidenced hereby shall be payable in lawful money of the United States. In any action brought under or arising out of this note, each Obligor, including successor(s) or assign(s) hereby consents to the application of California law, to the jurisdiction of any competent court within the State of California, and to service of process by any means authorized by California law.

         No single or partial exercise of any power hereunder, or under any deed of trust, security agreement or other agreement in connection herewith shall preclude other or further exercises thereof or the exercise of any other such power. The holder hereof shall at all times have the right to proceed against any portion of the security for this note in such order and in such manner as such holder may consider appropriate, without waiving any rights with respect to any of the security. Any delay or omission on the part of the holder hereof in exercising any right hereunder, or under any deed of trust, security agreement or other agreement, shall not operate as a waiver of such right, or of any other right, under this note or any deed of trust, security agreement or other agreement in connection herewith.

This Note is being executed together with that certain Credit Agreement, dated September 6, 1995 between the Borrower and the Bank (the "Credit Agreement"). To the extent the terms of this Note and the terms of the Credit Agreement are inconsistent, the terms of the Credit Agreement shall govern.

                                            XCEL ARNOLD CIRCUITS, INC.
_______________________________             __________________________________

_______________________________             By:_______________________________

_______________________________             __________________________________

                                CREDIT AGREEMENT



This Credit Agreement (the " Agreement") is made and entered into on September 6, 1995 by and between XCEL Arnold Circuits, Inc. a New Jersey corporation, ("Borrower") and Imperial Bank, a California banking corporation ("Bank").

         Borrower wishes to secure certain credit accommodations from Bank and Bank is willing to provide credit accommodations all as provided in this Agreement.

         In consideration of mutual covenants and conditions hereof, the parties hereto agree as follows:

1.       AMOUNT AND TERMS OF CREDIT


1.01 TOTAL COMMITMENT. Subject to the terms and conditions of this Agreement, Bank shall make available to Borrower from time to time during the term of this Agreement the credit facilities specified herein up to the aggregate principal amount of Two Million ($2,000,000) Dollars (the "Total Commitment"). The Total Commitment shall be comprised of (a) a revolving credit commitment (the "Revolving Credit Commitment") as provided in Section 1.02 hereof, and (b) a term loan (the "Term Loan") as provided in Section 1.03 hereof.

1.02 REVOLVING CREDIT COMMITMENT. Subject to the terms and conditions of this Agreement, between the date of this Agreement and January 15, 1997 (the "Revolving Commitment Termination Date"), provided that no event of default then has occurred and is continuing, Bank will provide the Revolving Credit Commitment of One Million Dollars ($1,000,000) for (a) loans for general working capital purposes, and (b) the issuance of Sight, Usance, or Standby Letters of Credit ("Letters of Credit"), provided, however, that the aggregate of the Letters of Credit, and Revolving Loans at any one time shall not exceed the Revolving Credit Commitment. No Letter of Credit shall expire after the Revolving Commitment Termination Date.

AVAILABILITY. Notwithstanding the above, advances and letters of credit issued under Bank's Revolving Credit Commitment will not exceed 80% of Eligible Accounts Receivable. Eligible Accounts means all of Borrower's Accounts excluding, however, (1) all Accounts under which payment is not received within 90 days from any invoice date, (2) all Accounts against which the account debtor or any other person obligated to make payment thereon asserts any defense, offset, counterclaim or other right to avoid or reduce the liability represented by the Account, (3) any Accounts if the account debtor or any other person liable in connection therewith is insolvent, subject to bankruptcy or receivership proceedings or has made an assignment for the benefit of creditors or whose credit standing is unacceptable to Bank and Bank has so notified Borrower, (4) any accounts with respect to which 25% or more of the account debtor's total accounts or obligations outstanding to Borrower are more than 90 days from invoice date, (5) for accounts (excluding Motorola) representing more than 20% of total accounts receivable, the balance in excess of the 20% is not eligible, (6) salesmen's accounts for promotional purposes,
(7) accounts with respect to international transactions unless insured by an insurance company acceptable to Bank or covered by letters of credit or confirmed by a bank acceptable to Bank, (8) credit balances greater than 90 days from invoice date, (9) government receivables, unless specifically assigned to Bank, and (10) accounts with respect to which the account debtor is an officer, director, shareholder, employee, subsidiary, or affiliate of Borrower. Eligible Accounts shall only include such accounts as Bank in its sole discretion shall determine are eligible from time to time.

1.03 TERM LOAN. Bank will make a Term Loan to Borrower in the amount of One Million Dollars ($1,000,000), which is subject to the terms and conditions of this Agreement. Borrower's obligation to repay the principal amount of the Term Loan, together with accrued interest thereon, is evidenced by a promissory note issued by Borrower in favor of Bank on the standard form used by Bank to evidence its commercial loans. The Term Loan provides for payment of principal in sixty (60) consecutive monthly installments, each in an amount equal to Sixteen Thousand Six Hundred Sixty Six Dollars ($16, 666.00), commencing on November 1, 1995, until October 1, 2000 (the "Term Loan Maturity Date"), on which date all unpaid principal and accrued interest on the Term Loan shall be due and payable.


2.       COLLATERAL

2.01 SECURITY PROVIDED BY BORROWER. To secure the payment and performance of all obligations of Borrower to Bank, Borrower shall have granted a first priority security interest in all of Borrower's accounts, deposit accounts, instruments, chattel paper, documents, general intangibles, inventory, equipment, furniture and fixtures, now owned or hereafter acquired by Borrower, all proceeds and insurance proceeds of the foregoing, all guarantees and other security therefor, and all of Borrower's books and records relating thereto (including computer-stored information and all software relating thereto), and all contract rights with third parties relating to the maintenance of any such books, records and information.

3.       REPRESENTATIONS OF BORROWER

         Borrower represents and warrants that:
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3.01     EXISTENCE AND RIGHTS. Borrower is a corporation duly organized and existing and in good standing under the laws of New Jersey, without limit as to the duration of its existence and is authorized and in good standing to do business in the State of California; Borrower has corporate powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each State in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary; and Borrower has the power and adequate authority to make and carry out this Agreement. Borrower has no investment in any other business entity.


3.02 AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's articles of incorporation, by-laws, as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms; subject only to bankruptcy, insolvency or similar laws affecting creditors rights generally.

3.03 NO CONFLICT. The execution, delivery and performance of this Agreement are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

3.04 LITIGATION. There is no litigation or other proceeding pending or threatened against or affecting Borrower which if determined adversely to Borrower or its interest would have a material adverse effect on the financial condition of Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

3.05 FINANCIAL CONDITION. The pro-forma opening statement of Borrower as of August 1, 1995, a copy of which has heretofore been delivered to Bank by Borrower, and all other statements and data submitted in writing by Borrower to Bank in connection with this request for credit are true and correct, and said balance sheet truly presents the financial condition of Borrower as of the date thereof, and has been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the ordinary course of business. Borrower has no knowledge of any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as now conducted.

3.06 TITLE TO ASSETS. Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those permitted by
Section 5.03 hereof.

3.07 TAX STATUS. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.


3.08 TRADEMARKS, PATENTS. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

3.09 REGULATION U. The proceeds of the Loan shall not be used to purchase or carry margin stock (as defined within Regulation U of the Board of Governors of the Federal Reserve system).


4.       AFFIRMATIVE COVENANTS OF BORROWER

         Borrower agrees that so long as it is indebted to Bank, under borrowings, or other indebtedness, it will, unless Bank shall otherwise consent in writing:

4.01 RIGHTS AND FACILITIES. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

4.02 INSURANCE. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses and/or in the exercise of good business judgment.

4.03 TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at an time existing, except to the extent and so long as:

                  a. The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

                  b. It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it adequate with respect thereto.

4.04 WORKING CAPITAL. Maintain Net Current Assets (i.e. working capital) of not less than $-0-, as computed and determined in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower.

4.05 NET WORTH. Maintain Tangible Net Worth [meaning stockholders' equity, plus preferred stock, less any value for goodwill, trademarks, patents, copyrights, leaseholds, organization expense, amounts due from officers, shareholders and affiliates, and other similar intangible items] of not less than $1,500,000. Minimum Tangible Net Worth shall increase annually, beginning with the fiscal year ending September 30, 1996 by 60% of net income after tax (without taking into consideration any net losses) for fiscal year, plus 95% of the net proceeds of any stock offering.

4.06 DEBT TO NET WORTH. Borrower's ratio of total liabilities divided by Tangible Net Worth shall not exceed 2.00 to 1.00.

4.07 CASH FLOW RATIO. Borrower shall maintain a minimum ratio of Cash Flow to Debt Service of not less than 1.40 to 1.00. Compliance with this section shall be measured at the end of each fiscal year beginning with the fiscal year ending September 30, 1996. For the purposes of this section, "Debt Service" shall mean that portion of the Borrower's long-term liabilities, capitalized leases and preferred stock coming due within twelve (12) months after the date of calculation and "Cash Flow" shall mean Borrower's net profit after taxes and dividends (including dividends paid on preferred stock), exclusive of nonrecurring income, to which depreciation, amortization and other noncash expenses are added for the twelve (12) month period immediately preceding the date of calculation.

4.08 RECORDS AND REPORTS. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit Bank's representatives to have access to, and to examine its properties, books and records at all reasonable times and upon reasonable notice during normal business hours; and furnish Bank:

                  a. QUARTERLY FINANCIAL STATEMENT. Within forty-five (45) days after the close of each quarter of each fiscal year of Borrower, commencing with the quarter next ending, a balance sheet, profit and loss statement and reconciliation of Borrower's fund balance accounts as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period all in reasonable detail, prepared in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower;

                  b. ANNUAL FINANCIAL STATEMENT. As soon as available, and in any event within ninety (90) days after the close of each fiscal year of Borrower, a report of audit of Company as of the close of and for such fiscal year, all in reasonable detail, prepared on an AUDITED basis by an independent certified public accountant selected by Borrower and reasonable acceptable to Bank, in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower;

                  c. Within ninety (90) days after the end of the fiscal year ended of Borrower, a certificate of the chief financial officer of Borrower, stating that Borrower has performed and observed each and every covenant contained in this Agreement to be performed by it and that no event has occurred and no condition then exists which constitutes an event of default hereunder or would constitute such an event of default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof;


                  d. Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim audit of the accounts of Borrower made by such accountants;

                  e. Such other information relating to the affairs of Borrower as the Bank reasonably may request from time to time:

                  f. Within fifteen (15) days after and as of the end of each month, copies of Borrower's accounts payable and accounts receivable agings, along with completed Borrowing Base Certificate.
                  g. In connection with each fiscal year end financial statement furnished to Bank hereunder, any management letter of Borrower's independent certified public accountant.

                  h. Financial statement of Carmine T. Oliva annually.

                  i. XCEL Corporation's audited financial statement within 90 days of fiscal year end.

5.       NEGATIVE COVENANTS OF BORROWER

         Borrower agrees that so long as it is indebted to Bank, it will not, without Bank's written consent:

5.01 TYPE OF BUSINESS; MANAGEMENT; EXECUTIVES' COMPENSATION. Make any substantial change in the character of its business; or make any change in its executive management.

5.02 OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness for borrowed moneys other than loans from the Bank except obligations now existing as shown in the pro-forma financial statement dated August 1, 1995; excluding (1) those obligations being refinanced by Bank, or sell or transfer, with or without recourse, any accounts or notes receivable or any moneys due to become due. (2) those obligations to BNZ Incorporated under the Subordinated Promissory Note in the principal amount of $200,000 dated the date hereof.

5.03 LIENS AND ENCUMBRANCES. Create, incur, or assume any mortgage, pledge, encumbrance, lien or charge of any kind upon any asset now owned, other than liens fir taxes not delinquent and liens in Bank's favor except for those already projected to exist as of September 30, 1995 including those Subordinated Liens in favor of BNZ Incorporated.

5.04 LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make any loans or advances to any person or other entity, other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

5.05 ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings, therefor; or sell any assets except in the ordinary and normal course, of its business as now conducted; or sell, lease assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

5.06 CAPITAL EXPENDITURES. Make or incur obligations for capital expenditures, which includes purchase money indebtedness or capital lease obligations in excess of an additional $400,000 in any one fiscal year.

5.07 LEASE LIABILITY. Make or incur additional liability for payments of rent under leases of real property in excess of $100,000 and personal property in excess of $100,000 in any on fiscal year.

5.08 DIVIDENDS, STOCK PAYMENTS. Declare or pay any dividend (other than dividends payable on the preferred stock issued in connection with the purchase of the assets of Arnold Circuits, Inc. so long as there are no defaults under this Agreement) or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock.

6.       EVENTS OF DEFAULT

     The occurrence of any of the following events of default shall, at Bank's option, terminate Bank's commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to Bank immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived:

6.01 FAILURE TO PAY NOTE. Failure to pay any installment of principal or interest on any indebtedness of Borrower to Bank, ten (10) days after its due date, and notice of non-payment from Bank.

6.02 BREACH OF COVENANT. Failure of Borrower to perform any other term or condition of this Agreement binding upon Borrower.

6.03 BREACH OF WARRANTY. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any respect at the time it was made.

6.04 INSOLVENCY; RECEIVER OR TRUSTEE. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

6.05 JUDGMENTS, ATTACHMENTS. Any money judgment in excess of $25,000, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period later than five days prior to the date of any proposed sale thereunder.

6.06 BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall be consented to.

7.       MISCELLANEOUS PROVISIONS

7.01 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Bank or any holder of Notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or any note issued in connection with a loan that Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.02 NOTICE OF DEFAULT. Borrower shall promptly notify Bank in writing of the occurrence of any event of default hereunder or any event which upon notice and lapse of time would be an event of default.

7.03 OPERATING ACCOUNTS. Borrower shall maintain all significant business deposit accounts at Bank.

7.04 ATTORNEY'S FEES. Borrower will pay promptly to Bank without demand after notice, with interest thereon from the date of expenditure at the rate applicable to the Loan, reasonable attorneys' fees and all costs and expenses paid or incurred by Bank in collecting or compromising the Loan after the occurrence of an event of default, whether or not suit is filed. If suit is brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs in addition to any other remedy or recovery awarded by the court.

7.05 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

7.06 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower.

7.07 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby agree to submit.

7.08 OFFSET. In addition to and not in limitation of all rights of offset that Bank or other holder of the Loan may have under applicable law, Bank or other holder of the Notes shall, upon the occurrence of any Event of Default or any event which with the passage of time or notice would constitute such an Event of Default, have the right to appropriate and apply to the payment of the Loan any and all balances, credits, deposits, accounts or monies of Borrower then or thereafter with Bank or holder, within ten (10) days after the Event of Default, and notice of the occurrence of any Event of Default by Bank to Borrower.

7.09 SEVERABILITY. Should any one or more provisions of the Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

7.10 TIME OF THE ESSENCE. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

7.11 INTEGRATION CLAUSES. Except for documents and instruments specifically referenced herein, the Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value. In the event of a conflict or inconsistency among any other documents and instruments and this Agreement, the provisions of this Agreement shall prevail.

7.12 ACCOUNTING. All accounting terms shall have the meanings applied under generally accepted accounting principles unless otherwise specified.

7.13 This Agreement may be modified only by a writing signed by both parties hereto.

         This Agreement is executed on behalf of the parties by duly authorized officers as of the date first above written.

         IMPERIAL BANK ("BANK")



         By:  /s/ Douglas W. Mead
            -----------------------------------
                  Douglas W. Mead
                  Vice President


         XCEL ARNOLD CIRCUITS, INC. ("BORROWER")



         By:  /s/ Carmine T. Oliva,
            -----------------------------------
                  Carmine T. Oliva, Chairman and CEO


         By:  /s/ Harry James
            -----------------------------------
                  Harry James, President